Exhibit 10.14
AGREEMENT AND RELEASE
The Federal Home Loan Bank of Pittsburgh (“Bank”) and Paul H. Dimmick (“Employee”) have entered into this AGREEMENT AND RELEASE (“Agreement”) in consideration of the payments to Employee as specified in this Agreement, and in consideration of the promises and representations below, intending to be legally bound, as follows:
1.	Employee’s employment with the Bank will terminate on September 20, 2009.

2.	In return for Employee’s agreeing to the terms of this Agreement, the Bank agrees to pay Employee the amounts, make the medical insurance contributions and provide outplacement as set forth below:
a.	The Bank shall pay Employee the amount equivalent to twenty-six (26) weeks of Employee’s current base salary. The total gross amount of salary continuation payments shall equal and not exceed one hundred thirty five thousand two hundred dollars ($135,200). The salary continuation payments shall be made in semi-monthly installments with the first payment due on October 15, 2009.

b.	Any 2009 accrued and unused vacation days as of September 20, 2009 shall be paid to Employee by October 15, 2009.

c.	During the period from July 27, 2009 through September 20, 2009, Employee shall work on such projects and assignments as shall be provided for him by the Bank President and perform such other duties as shall be required.

d.	During the period from September 21, 2009 through March 21, 2010, the Bank will pay the employer’s portion of the premiums for Employee’s continued participation in the Bank’s group medical insurance program consistent with his elections, to the same extent that the Bank pays the employer’s portion for its active employees (including that the Bank will fund the Vested Health health reimbursement account or otherwise applicable deductible). It is expressly agreed that the period during which the Bank shall continue making medical insurance premium contributions shall run concurrently with the 18-month medical insurance continuation period offered by the Bank. The Employee shall contribute the employee’s portion of the premiums for participation in the Bank’s medical insurance program and such amounts shall be deducted from the semi-monthly salary continuation payments referenced above.

e.	During the period from September 20, 2009 to September 20, 2010, the Bank will provide Employee outplacement assistance services with Drake, Beam Morin in an amount not to exceed Twenty Thousand Dollars ($20,000), if Employee desires to avail himself of such services. No outplacement assistance services will be provided after September 20, 2010.
Employee acknowledges and agrees that the payment amounts set forth above are gross amounts subject to all tax withholdings required by federal, state and/or local laws (to the extent applicable).

3.	Under the Temporary Incentive Plan (“TIP”), Employee shall be eligible to receive payment of a pro-rated 2009 base incentive award (for the period from January 1, 2009 through August 31, 2009) in the event that the: a) Board determines to declare 2009 TIP awards for the Bank’s then active executive officers following the completion of the 2009 TIP performance period on December 31, 2009 and b) the Federal Housing Finance Agency (“Finance Agency”) does not object to the payment of such TIP awards. With respect to the additional incentive award opportunity under the TIP based on the Bank’s financial performance, in the event that: a) the Board determines to make such additional incentive award payments based on the Bank meeting the financial performance goal during the goal period of January 1, 2009 through December 31, 2011 and b) the Finance Agency does not object to the payment of such additional TIP incentive award to the Bank’s then active executive officers, then, in such case, Employee will be paid a pro-rated additional incentive award at the same time that the Bank makes such award payments to its active executive officers. Any pro-rated TIP award amount, whether a base award or an additional award, shall not be included in the calculation of Employee’s retirement benefit under the nonqualified Supplemental Executive Retirement Plan (“SERP”).

4.	The parties recognize that the payments and benefits under this Agreement exceed any payments to which Employee might otherwise be entitled under existing Bank policies in the absence of execution of this Agreement. This Agreement shall not affect Employee’s rights to any qualified or non-qualified retirement or thrift plan benefits vested through the date of employment termination, September 20, 2009. The terms of such qualified and non-qualified retirement and thrift plans and the elections made thereunder shall govern payments under those plans. Except as set forth herein, no other payments or benefits shall be provided by the Bank to Employee following Employee’s termination of employment.

5.	Employee hereby confirms that as of his last day of employment he has returned to the Bank all credit cards, keys, computers, computer software, files, manuals and any other property of the Bank.

6.	In return for the payments described above, Employee, on behalf of Employee, Employee’s heirs, representatives, estates, successors and assigns, does hereby irrevocably and unconditionally remise, release and forever discharge the Bank, its predecessors, benefits plans, and any successors thereto, and their past, present and future officers, directors, trustees, administrators, agents, attorneys, insurance carriers, consultants or employees, as well as the heirs, successors and assigns of any such persons or such entities (severally and collectively called “Releasees”), jointly and individually, from any and all claims, known and unknown, that Employee has or may have against any of the Releasees for any acts, practices or events up to and including the effective date of this Agreement and the continuing effects thereof, it being the intention of Employee to effect a general release of all such claims. This release includes any and all claims under any possible legal, equitable, tort, contract, common law or statutory theory, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Pennsylvania Human Relations Act, the federal Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the federal Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans With Disabilities Act as amended, the City of Pittsburgh Human Relations Ordinance, and

other applicable federal, state, and local statutes, ordinances, executive orders, regulations and other laws prohibiting discrimination in employment or benefits, the Employee Retirement Income Security Act of 1974, as amended, and state or local law claims of any kind whatsoever arising out of or in any way related to Employee’s employment with the Bank or separation from employment with the Bank.

7.	Employee also specifically releases all Releasees from any and all claims for the fees, costs and expenses of any and all attorneys who have at any time or are now representing Employee in connection with this Agreement or in connection with any matter released in this Agreement.

8.	Notwithstanding any other language in this Agreement, the parties understand that this Agreement does not prohibit Employee from filing an administrative charge of alleged employment discrimination under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990 or the Equal Pay Act of 1963. Employee, however, waives his right to monetary or other recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or relating to his employment with and/or separation from employment with the Bank or any of the other Releasees. This means that by signing this Agreement, Employee will have waived any right he had to obtain a recovery if an administrative agency pursues a claim against the Bank or any of the Releasees based on any actions taken by any of the Releasees up to the date of the signing of this Agreement, and that Employee will have released the Releasees of any and all claims of any nature arising up to the date of the signing of this Agreement.

9.	It is expressly understood and agreed that by entering into this Agreement, the Bank in no way admits that it has treated Employee unlawfully or wrongfully in any way. To the contrary, the Bank expressly denies that it has violated any of Employee’s rights or that it harmed Employee in any way. Neither this Agreement nor the implementation thereof shall be construed to be, or shall be admissible in any proceeding as, evidence of an admission by the Bank of any violation of or failure to comply with any applicable federal, state, or local law, ordinance, agreement, rule, regulation or order; except that this sentence does not preclude introduction of this Agreement to establish that Employee’s claims were released and discharged according to the terms of this Agreement.

10.	Employee agrees that, except as required by law (including, without limitation the Bank’s disclosure obligations as a registrant with the Securities and Exchange Commission), the terms and conditions of this Agreement have been and will be kept completely confidential and have not been and will not be discussed, disclosed, or revealed, directly or indirectly, to any person, corporation, or other entity, other than to Employee’s spouse, attorney, financial advisor, accountant for use on tax matters or to government taxing agencies or taxing officials. Employee agrees not to make any comment or take any action (including, without limitation, comments to Bank customers, the media or professional colleagues) which disparages, defames, or places in a negative public light the Bank.

11.	Employee acknowledges that Employee has been given the opportunity to consider this Agreement for at least 45 calendar days, which is a reasonable period of time, and that Employee has been advised to consult with an attorney about this Agreement prior to executing it. Employee further acknowledges that Employee has had a full and fair opportunity to consult with an attorney if Employee desired to do so, that Employee has carefully read and fully understands all of the provisions of this Agreement, and that Employee is voluntarily executing and entering into it, intending to be legally bound hereby. If Employee executes this Agreement in less than 45 days, he acknowledges that he has thereby waived his right to the full 45-day period.

12.	For a period of seven calendar days following the execution of this Agreement, Employee may revoke it by delivery of a written notice of revocation to the office of the Bank’s General Counsel, Dana A. Yealy, 601 Grant Street, 16th Floor, Pittsburgh, PA 15219 no later than 4:30 p.m. on the seventh day following the date Employee signs this Agreement. This Agreement shall not become effective or enforceable before the seven-day revocation period has expired. A revocation would automatically terminate this Agreement.

13.	The parties hereto further understand and agree that the terms and conditions of this Agreement constitute the full and complete understandings and arrangements of the parties and that there are no agreements, covenants, promises or arrangements other than those set forth herein.

14.	This Agreement and Release shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

15.	If any of the provisions of this Agreement are declared or determined by any court to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement — at the Bank’s sole option — shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.

16.	Employee agrees that he will fully cooperate with the Bank in connection with any litigation related to activities in Employee’s department, including without limitation the Bank’s litigation with any Lehman entities related to the Bank’s derivatives activities and any litigation related to the Bank’s private label mortgage-backed securities portfolio.

17.	This Agreement is a legal document in which Employee releases all claims against the Bank and the other Releasees described in the Agreement, as of the date Employee signs it. By law, the Bank is required to notify Employee of the information contained on Exhibit A attached hereto.

18.	This Agreement is presented for consideration on July 27, 2009.
IN WITNESS WHEREOF, the aforesaid parties, having read this Agreement And Release and intending to be legally bound hereby, have read, signed and delivered it, voluntarily, without coercion and with knowledge of the nature and consequences thereof.
PLEASE READ CAREFULLY, THIS AGREEMENT CONTAINS A RELEASE OF CLAIMS.
PAUL H. DIMMICK

/s/ Paul H. Dimmick	Witness:
[Signature]

Date: September 10, 2009	Date:

FEDERAL HOME LOAN BANK OF PITTSBURGH

By:	/s/ Dale N. D’Alessandro

Title:	Managing Director, Human Resources

Date:	September 10, 2009

Exhibit A
I.	The following employees, by age and job title, are in the limited group of full-time employees of the Bank’s Management Committee whose employment will be involuntarily terminated on September 20, 2009 due to changing business needs of the Bank and skills and abilities of the employees:

Age as of
September 20, 2009	Job Title	No.
60	Managing Director, Capital Markets	1
II.	The following is the distribution by age and job title of the full-time employees of the Bank’s Management Committee who are not included in the limited group of involuntary terminations on September 20, 2009 due to changing business needs of the Bank and skills and abilities of the employees:

Age as of
September 20, 2009	Job Title	No.
70	President & CEO	1
45	Chief Information Officer	1
55	Managing Director, Human Resources	1
54	Acting Chief Risk Officer	1
47	Group Director Member Services	1
45	Chief Financial Officer	1
50	General Counsel & Corp. Secretary	1
44	Director, Community Investment	1